EXHIBIT 10(iii).11

BALDOR ELECTRIC COMPANY

NON-QUALIFIED STOCK OPTION AGREEMENT

This Agreement is entered into as of «DATE» (the “Agreement Date”), by and between BALDOR ELECTRIC COMPANY (the “Company”) and «OPTIONEE» (ID # «SS» ) (the “Employee”). The Plan under which this Agreement is made is the Baldor Electric Company 2006 Equity Incentive Plan and the Administrator of the Plan is the Stock Option Committee of the Board of Directors of the Company.

The Board of Directors of the Company, with the approval of the shareholders of the Company, has determined: (1) that the interests of the Company will be advanced by encouraging and enabling certain of its employees to acquire shares of the common stock of the Company which will provide them with a more direct concern for the welfare of the Company and assure a closer identification of their interests with those of the Company; (2) that the acquisition of such an interest in the Company will stimulate the endeavors of such employees on behalf of the Company and strengthen their desire to remain with the Company; and (3) that the Employee named above is one of such employees.

The Company and the Employee hereby agree to all of the terms, conditions, and restrictions of the Plan and further agree as follows:

1.	Shares Subject to Option. The Company hereby grants to the Employee the option to purchase all or part of an aggregate of «UNITS » shares of common stock of the Company at the purchase price of $ «PRICE » per share.

2.	Time, Manner of Exercise, and Form of Payment. The options shall be one hundred percent (100%) exercisable on and after «EXERVEST». Options granted pursuant to this Agreement shall cease to be exercisable on and after «EXPIRATION», and the Employee shall have no rights to these options after this date. Subject to Paragraphs 3 and 6, the Employee may purchase all or part of the shares subject to this Agreement, but in no case may the Employee exercise an option for a fraction of a share. The option granted pursuant to this Agreement shall be exercisable by the giving of written notice of exercise to the Company on a form provided by the Company and shall be accompanied by payment in full of the purchase price for the shares to be purchased. The full purchase price shall be payable in cash or check at the time of exercise. In lieu of cash or check, the Employee may make payment, in whole or in part, by tendering shares of common stock of the Company (“Shares”) valued at the fair market value on the day before the date the Company receives written notice of exercise from the Employee; provided that, the shares used to purchase shares under this Agreement must be issued to the Employee in certificate form. The purchase transaction shall be affected as soon as practical following receipt by the Company of such a written notice.

3.	Employment Status. Options under this Agreement shall be exercisable during the lifetime of the Employee only by him. Except as provided in Paragraph 6, the Employee may not exercise an option under this Agreement unless at the time of exercise he has been employed by the Company continuously since the Agreement Date. The rights and privileges of the Employee granted pursuant to this Agreement may not be transferred, or assigned to any person other than the Employee, except by will or the laws of descent and distribution.

4.	Shareholder Status. Neither the Employee nor his legal representatives shall have any rights or privileges of a shareholder of the Company with respect to any of the Shares issuable on the exercise of this option unless and until certificates representing such shares shall have been issued and delivered to the Employee or his representatives.

5.	Adjustment of Shares. If prior to exercise there shall be any change in the outstanding common shares of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise, proportionate adjustments to the kind and number of shares and price per share of shares subject to this option shall be made by the Administrator. No fractional shares of stock shall be issued under this option on account of any such adjustments, and rights to shares shall be limited after such an adjustment to the lower full share. The determination by the Administrator in each case shall be conclusive and binding on the Company and the Employee and his legal representatives.

6.	Termination of Employment. If the Employee’s employment terminates for any reason other than those listed below, the Employee may at any time within three months after termination of his employment exercise options granted under this Agreement only to the extent such options were exercisable by him on the date of his termination of employment. The Company, in its sole discretion, may consent to retirement before age 65 and within six months of the Agreement Date, and accelerate vesting on account of termination of employment before age 65, in which case the option will become exercisable six months after the Agreement Date and the Employee may exercise options granted under this Agreement until nine months after the Agreement Date.

Disability – If the Employee’s employment with the Company terminates due to disability, all options granted pursuant to this Agreement shall become exercisable on the date of such termination of employment and shall remain exercisable for a period of up to three months. For purposes of this paragraph, disability normally means termination of employment on account of a medical impairment resulting in inability to perform the duties of the position held by the Employee with the Company. The Administrator shall judge whether termination of employment is a result of disability, and the decision of the Administrator shall be binding.

Misconduct – If the Employee’s employment with the Company terminates on account of conduct which involves dishonesty or action by the Employee which is detrimental to the best interest of the Company, options granted pursuant to this Agreement shall terminate immediately upon such a termination of employment and the Employee shall have no further rights under this Agreement. The Administrator shall judge whether termination of employment is a result misconduct, and the decision of the Administrator shall be binding.

Death – If the Employee shall die while in the employ of the Company, or within three months after termination of his employment and prior to the termination of the options granted pursuant to this Agreement, such option may be exercised at any time within twelve months following his death by the person or persons to whom the Employee’s rights under this option shall pass by the Employee’s will or by the laws of descent and distribution.

The option holder shall have no further rights under this Agreement after the expiration of such exercise period.

7.	Required Withholding. Notwithstanding anything to the contrary in this Agreement, if the Company is required to withhold an amount from the wages of the Employee as a result of the award of Shares, expiration of a Restricted Period or exercise of an option, the Company shall not deliver or otherwise make the Stock Certificate available to the Employee until the Employee pays to the Company in cash or check the amount necessary to enable the Company to remit to the appropriate government entity or entities on behalf of the Employee the amount required to be withheld from his wages with respect to such Shares. In lieu of cash or check, the Employee may make payment, in whole or in part, by tendering shares of common stock of the Company valued at the fair market value on the day before the date the Company receives written notice of exercise from the Employee.

BALDOR ELECTRIC COMPANY	ATTEST:

John A. McFarland	Ronald E. Tucker
Chairman and CEO	President, CFO and Secretary

Signature of Employee	Printed Name of Employee

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